Exhibit 99.1

Enservco Corporation Reminds Stockholders Annual Meeting will Reconvene on July 23

Urges Stockholders to Vote in Favor of Proposal to Reincorporate in Nevada

●	Approval of the proposal will result in significant cost savings for the Company
●	Enservco’s Board of Directors strongly recommends that stockholders vote in favor
●	Proposal must be approved by a majority of the total shares outstanding

LONGMONT, Colo., July 19, 2021 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reminds investors that the annual meeting of stockholders will reconvene on July 23, 2021, at 10:00 a.m. Mountain Time (12:00 p.m. Eastern) and urges stockholders to vote in favor of the proposal to reincorporate the company into Nevada. The reincorporation proposal must be approved by a majority of the total shares outstanding. If you do not vote, your non-vote will have the same effect as a vote against the reincorporation proposal.

Enservco adjourned its Annual Meeting of Stockholders on June 25, 2021, with respect to its proposal to reincorporate the Company in the state of Nevada. During the period of adjournment, the Company continues to solicit votes in favor of the reincorporation proposal.

“Management and the Board believe reincorporation is in the best interests of all stockholders and we are encouraging our investors to vote their shares in favor of the proposal no matter how many shares they own,” said Marjorie Hargrave, President and CFO.

Please vote by telephone or internet today. Please note that if your shares are held at a brokerage firm or bank, your broker will not vote your shares for you. For assistance with voting your shares please contact Enservco's proxy solicitation firm Advantage Proxy, Inc. toll free at 1-877-870-8565, collect at

1-206-870-8565 or by email to ksmith@advantageproxy.com.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release include prospects for the Company to gain shareholder approval for its reincorporation proposal and expectations that reincorporation will result in cost savings. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:

Pfeiffer High Investor Relations, Inc.
Jay Pfeiffer
Phone: 303-880-9000
Email: jay@pfeifferhigh.com